SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.      Name:  Companion Life Separate Account B

B.      Address of Principal Business  Office  (No. & Street, City,  State,  Zip
        Code):

               401 Theodore Fremd Avenue
               Rye, New York 10580-1493

C.      Telephone Number (including area code):

               (402) 351-5087

D.      Name and address of agent for service of process:

               Kenneth W. Reitz, Esquire
               Mutual of Omaha Companies
               Mutual of Omaha Plaza, 3-Law
               Omaha, Nebraska 68175-1008

E.      Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8(A:

               Yes    [X]           No      [   ]

        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Omaha, State of Nebraska this 27th day of January, 1997.

                                    Companion Life Separate Account B

Attest:
Name                                By:  /s/ Russ Wiltgen
Title                                      Vice President & Actuary